Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Neurocrine Biosciences, Inc. for the registration of 7,814,064 shares of common stock and to the incorporation by reference therein of our reports dated February 2, 2009, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc., and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
October 29, 2009